Exhibit 16

This Exhibit 16 document contains select exhibits, as identified below, to the Stockholders’ Agreement, dated as of December 19, 2008, by an among Inversiones Australes Tres Limitada and the parties listed on the signature pages thereto under the titles Stockholder Group I, Stockholder Group II and Principal Minority Stakeholders (the “Stockholders’ Agreement”). The Stockholders’ Agreement was furnished as Exhibit 12 to Form CB Amendment No. 3, concurrent with publication by the Chilean Superintendency of Securities and Insurance (the “SVS”), on January 16, 2009. The exhibits furnished herewith as part of this Exhibit 16 were published by the SVS on its website on January 21, 2009.

LIST OF EXHIBITS

Exhibit A*	Peru Expansion
Exhibit B*	Estatutos of the Corporation (English translation)
Exhibit C*	First Nominations: Board and Chairman and Vice Chairman
Exhibit D*	Potential Second Deliberation Matters
Exhibit E**	Anti-Corruption Policy and Procedures
Exhibit F**	Buying Agency Agreement
Exhibit G**	Ethics Policy
Exhibit H**	Trade Law Policy
Exhibit I**	WM License Agreement
Exhibit J**	WM ISD Services and Support Agreement
Exhibit K*	WM Technical Services Agreement
Exhibit L**	Form of International Country Calendar
Exhibit M**	Form of Template for Operating Plan
Exhibit N***	Form of Offering Rights Agreement
Exhibit O*	Control Person I Power of Attorney
Exhibit P*	Control Person II Power of Attorney
Exhibit Q*	List of Principal Operating Subsidiaries
Exhibit R****	Form of Put Option Agreement

*	Furnished herewith.
**	Intentionally omitted.
***	Furnished as Exhibit 13 to Form CB Amendment No. 3 filed with the Securities and Exchange Commission on January 16, 2009.
****	Furnished as Exhibit 14 to Form CB Amendment No. 3 filed with the Securities and Exchange Commission on January 16, 2009.

Exhibit A to

Stockholders’ Agreement

PERU EXPANSION

Peru Expansion (but not a Territory): If WM in its sole and absolute discretion determines to commence business operations in Peru, then, subject to the provisos below, during the effectiveness of this Agreement, WM shall only do so through the Corporation or as may be agreed upon by WM and the Corporation; provided, however, nothing herein shall be construed as obligating, or otherwise guaranteeing that, WM will decide to commence or otherwise invest in business operations in Peru; provided further, that (a) the terms or conditions of any other agreement existing as of the date hereof and involving WM, directly or indirectly, regarding operations or pursuit of opportunities in Peru shall control and take precedence over this Exhibit A, and (b) nothing herein shall restrict in any manner the pursuit by WM of, or otherwise require WM to offer to, or pursue through, the Corporation, any opportunity to acquire a business, concern or Person outside of Peru that has operations both within and outside of Peru.

A-1

Exhibit B to

Stockholders’ Agreement

ENGLISH TRANSLATION OF

DISTRIBUCIÓN Y SERVICIO D&S S.A.

BYLAWS

TITLE I. – NAME, PLACE OF BUSINESS, TERM OF DURATION AND PURPOSE.

ARTICLE ONE: Name The sociedad anónima (stock company) is hereby created under the name “Distribución y Servicio D&S S.A.”. For advertising purposes the company may use the initials “D&S”.

ARTICLE TWO: Principal place of Business. The principal place of business of the company is located in the comuna of Quilicura, Región Metropolitana, without prejudice to the agencies or branches that the Board of Directors may establish in other cities or in a foreign country.

ARTICLE THREE: Term of Duration: The period of duration of the company shall be indefinite.

ARTICLE FOUR: Corporate Purpose: The company shall be engaged in:

a)	The exploitation of supermarkets, shopping malls, restaurants, industrial kitchens, and wholesale or retail stores.

b)	The purchase, packaging, processing, production, sale, import and export and wholesale or retail distribution or of all kinds of goods, articles, products, foods, and other consumer goods related to the exploitation of supermarkets, shopping malls, restaurants, industrial kitchens, and commercial stores; the representation of domestic or foreign companies and the granting or acceptance of trade concessions in the items mentioned above.

c)	The provision of services and advisory services related to the installation, operation and performance of supermarkets, shopping malls, restaurants, industrial kitchens and commercial stores and the management of credits granted to clients.

d)	The acquisition, alienation, import, export, marketing and leasing, with or without any promise to sell, of equipment, machinery, and elements intended to the installation, operation and performance of supermarkets, shopping malls, warehouses, wineries, hotels, restaurants, industrial kitchen, casinos and commercial stores.

e)	Providing supplies to wholesalers and retailers, commercial supermarkets, shopping centers, warehouses, wineries, hotels, restaurants, industrial kitchens, casinos or other commercial stores, or any other kind of goods, articles, products, foods or other consumer goods.

f)	building, on its own account or on third parties’ account, of supermarkets, shopping malls, wineries, office buildings, parkings or dwelling houses, either for leasing or for sale by floors, stores or apartments and the subdivisions and urbanization of real properties where it makes buildings.

g)	Creating, organizing or participating in civil or commercial partnerships or corporations, the purpose of which is related to the activities mentioned in the preceding paragraphs. The company may perform its corporate purposes in Chile or in a foreign country, either directly or through other companies, as stated in letter g) above.

TITLE II. – CORPORATE CAPITAL AND SHARES.

ARTICLE FIVE: Corporate Capital: The corporate capital amounts to $386,932,458,000 represented by 6,520 million of nominative shares, of a single series, without face value.

ARTICLE SIX: Stock Certificates: Stock certificates shall be nominative, and shall comply with the rules set forth by the Reglamento de Sociedades Anónimas (Stock Companies’ Regulations) as to their forms, issuance, delivery, replacement, exchange, invalidity, transfer and transmission, which are deemed expressly reproduced herein.

ARTICLE SEVEN. – Communities: Should one or more share be jointly held by one or several persons, such co-owners shall be bound to appoint a single attorney-in-fact for all of them to act as a single shareholder toward the company.

TITLE THREE. – MANAGEMENT.

ARTICLE EIGHT: Management: The company shall be managed by a Board of Directors without prejudice to the powers conferred upon the Shareholders’ Meeting.

ARTICLE NINE: Board of Directors The Board of Directors shall be composed of nine directors and shall be elected every two years by the Regular Shareholders’ Meeting. The directors shall continue holding offices after the expiration of their term, provided no meeting be called to renew them; in such a case, the Board of Director shall call a meeting no later than 30 days thereafter to make the relevant appointments. Directors may be reelected.

ARTICLE TEN. – Election of the Board of Directors: At the elections of the Board of Directors, every shareholder shall be entitled to one vote per share owned or represented by him, and may cumulate their votes in one candidate person or distribute them in one or more candidates as he deems appropriate. Those directors who have received the higher number of votes shall be elected until completing the number of directors to be elected.

ARTICLE ELEVEN. – Disabilities and Incompatibilities: Directors shall cease in their offices due to the disabilities and incompatibilities established by law.

ARTICLE TWELVE. Replacements In order to provide for the replacement of those directors who have ceased in their positions for any of the grounds set forth in the previous section, the Board of Directors shall appoint one or more alternate directors who shall replace the former, and shall hold their offices until the next Regular Shareholders’ Meeting, whereat the whole Board of Director shall be elected.

ARTICLE THIRTEEN. – President; Vice-President: At the first Regular Shareholders’ Meeting thereafter, the Board of Directors shall elect one of their members Chairman, who shall also be the President of the Company. The Board of Directors shall also appoint a Vice Chairman who shall replace the Chairman.

ARTICLE FOURTEEN: Meetings of the Board of Directors: The Board of Directors shall hold meetings on the dates and at the places to be specified by the Board of Directors, but it must meet at least, on a regular basis, once a month. Meetings of the Board of Directors shall be regular and extraordinary. Regular meetings shall be held on the dates previously determined by the Board of Directors and shall not require a special calling notice. Extraordinary meetings shall be specially called by the Chairman, either by himself or at the request of one or more directors, only after the Chairman has decided on the need thereof, unless such meeting is requested by the absolute majority of directors, in which case it shall be necessarily held without any previous qualification thereof. Only the items specifically stated in the agenda shall be dealt with at extraordinary meetings. Notice of extraordinary meetings of the Board of Directors shall be given by certified letter sent to each of the directors, at least, within three days in advance thereto. Such term may be reduced to 24 hours in advance, provided the letter has been personally delivered to the director by a Notary Public. The notice of an extraordinary meeting shall specify the items to be transacted therein and such notice may be omitted if all the directors of the company are present thereat.

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ARTICLE FIFTEEN: Organization Quorum: The director’s duties are collectively exercised at a duly constituted meeting. Meetings of the Board of Directors shall be held with the attendance of the absolute majority of the directors and resolutions shall be adopted by the absolute majority of directors present. It shall be understood that those directors who, despite not being personally present are simultaneously and permanently communicated through any other technological means authorized by the Superintendencia de Valores y Seguros by means of general application instructions, are also present at the meetings. In this case, their attendance and participation at such meeting shall be certified by the chairman’s sole responsibility, or by any other corporate officer who replaces him,, and by the secretary of the Board of Directors, and this fact shall be recorded in the relevant minutes drawn of such meeting, which shall be signed and recorded, if appropriate, before the next regular meeting or the closest meeting to be held to such effect.

ARTICLE SIXTEEN: Powers: The Board of Directors represents the company in and out of court, and for the fulfillment of the corporate purpose, which shall not be necessary to prove before third parties, it is vested with all the powers of administration and disposition other than those specifically vested upon the Shareholders’ Meeting by the Law or these Bylaw, without prejudice to the legal representation vested upon the Manager or the powers granted to it by the Board of Directors. The Board of Directors may partially delegate its powers to the Managers, Assistant Manages or lawyers of the company, a director or a committee of directors and for particularly determined purposes, to other individuals.

ARTICLE SEVENTEEN: Remuneration: The directors shall be paid a remuneration for the performance of their functions, the amount of which shall be fixed by the Regular Meeting. Directors shall be paid remuneration or allocations for special services, either permanently or incidentally, other than those rendered by the directors, which shall be authorized or approved by the Shareholders’ Meeting. All these remunerations shall be considered as expenses of the company and shall be accounted for as such.

ARTICLE EIGHTEEN. – Minutes of the Meetings: Discussion, resolutions and agreements of the Board of Directors shall be recorded in the book of minutes by any means, provided they assure that there shall be no insertions, additions, deletions or any other adulteration that may adversely affect the faithfulness of the minutes of the meeting which shall be signed by the directors who have attended it. Upon the death or disability of any director to sign the relevant minutes of the meeting, such circumstance or impediment shall be duly recorded in such minutes. The minutes of the meeting shall be deemed approved as from the date on which it is signed according to the provisions set forth in the preceding paragraphs. The director who wishes to be exempt from liability for any act or agreement of the Board of Directors shall cause his objection to be recorded in the minutes of the meeting, and such objection shall be notified in the next Shareholders’ Meeting by the relevant chairman thereof. The director who believes that there are certain inaccuracies or omissions in the minutes of the meeting, is entitled to state therein the relevant reservations before signing them.

TITLE IV – THE MANAGER.

ARTICLE NINETEEN. – The Manager: The Board of Directors shall appoint an individual as Manager who shall have the following powers and duties:

a)	Being in charge of the immediate general management of the company pursuant to the powers and directions received from the Board of Directors in accordance with these bylaws, and the laws and regulations in force;

b)	Attending the meetings of the Board of Directors and of Shareholders, by acting as secretary thereof and keeping the relevant books of minutes;

c)	directing and taking care of the economic internal order of the offices and that the accounting be kept in due form; and

d)	Representing the company in court, according to section seven of the Code of Civil Procedure.

TITLE V. – SHAREHOLDERS’ MEETINGS.

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ARTICLE TWENTY. – Regular and Extraordinary Shareholders’ Meetings: Shareholders’ Meeting shall be regular and extraordinary. Regular meetings shall be held within the first four months of each year to deal with the matters inherent in it set forth below. Extraordinary meetings may be held at any time, whenever the corporate needs so require, to transact any businesses that the Law or these Bylaws may submit to the consideration of the Shareholders’ Meeting and provided such businesses have been previously specified in the agenda included in the relevant notice. Whenever an Extraordinary Shareholders’ Meeting is to decide on some matters that are to be dealt with at a Regular Meeting, its operation and agreements shall be subject, as appropriate, to the quorum applicable to regular meetings of shareholders.

ARTICLE TWENTY-ONE. – Regular Shareholders’ Meetings: Regular Shareholders’ Meetings shall transact the following businesses:

ONE: The analysis of the financial condition of the company and of the External Auditors’ report and the approval or rejection of the annual report, the balance sheet, the financial statements and results of operations submitted by the administrators or liquidators of the company;

TWO: The distribution of profits for each fiscal year and, in particular, the allocation of dividends;

THREE: The election or termination of the members of the Board of Directors, the liquidators and the statutory auditors of the administration; and

FOUR: In general, any matter of corporate interest other than the one to be particularly dealt with by an Extraordinary Meeting.

ARTICLE TWENTY-TWO. – Extraordinary Shareholders’ Meetings: Extraordinary Shareholders’ Meetings shall transact the following businesses:

ONE: Dissolution of the company;

TWO: The transformation, merger or split-up of the company and the amendment of its bylaws;

THREE: The issuance of bonds or debentures convertible into shares;

FOUR: Sale of the assets of the company under the terms set forth in subsection 9 of section 67 of the Ley sobre Sociedades Anónimas (Business Corporation Act) or the 50%, or more of the liabilities;

FIVE: Granting security interests or sureties or personal guaranties to secure third parties’ obligations, except if they are subsidiaries, in which case the approval of the Board of Directors shall suffice; and

SIX: Any other matters that, pursuant to the Law or these Bylaws, are to be solely transacted by the Shareholders’ Meetings. The matters referred to in paragraphs one, two, three and four may only be decided upon at the Meetings held before a Notary Public, who shall attest that the minutes faithfully transcribe the resolutions taken at such meeting.

ARTICLE TWENTY-THREE. Calling of Meetings : Meetings shall be called by the Board of Directors of the company. The Board of Directors shall call:

ONE: A Regular Meeting to be held within the period of four months following the date of the balance sheet, in order to deal with all affairs under its jurisdiction;

TWO: An Extraordinary Meeting provided that, at its discretion, the interests of the company so justify it;

THREE: A Regular or Extraordinary Meeting, as the case may be, upon the request of the shareholders representing, at least, 10% of the outstanding shares with voting rights, stating in such request the transactions to be dealt thereat. Meetings called by virtue of the shareholders’ request shall be held within the term of 30 days thereafter.

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ARTICLE TWENTY-FOUR. – Calling of Meeting: Notice of a Shareholders’ Meeting shall be given by means of an ad published at least three times, in different days in the newspaper corresponding to the corporate principal place of business, determined by the Shareholders’ Meeting or, in default thereof, or in the case of a suspension or disappearance of such newspaper, in the Official Gazette, within the time, under the terms and conditions set forth in the Reglamento de Sociedades Anónimas. Those Shareholders’ Meetings at which all shareholders holding 100% of outstanding shares with voting rights are present may be validly held, even if they have not complied with the formalities required for such notice.

ARTICLE TWENTY-FIVE. – Constitution of the Meetings: Meetings shall be held on first call with the presence of the absolute majority of the shares issued with voting rights, i.e., at least 51% of the outstanding shares, and on second call, with the attendance of those who are present thereat either personally or by proxy, with voting rights, irrespective of their number, and resolutions may be adopted by absolute majority, i.e., at least by the shareholders holding 51% of the shares present either personally or by proxy, with voting rights, unless the Law, the Reglamento de Sociedades Anónimas or these Bylaws provide another quorum. Notices of meetings to be held on second call may only be published only once the meeting to be held on first call has been adjourned, and the new meeting shall be called to be held within 45 days following the date fixed for the adjourned Meeting. Meetings shall be chaired by the Chairman of the Board of Directors or the officer who acts in lieu thereof, and shall act a secretary the Secretary of the corporation, if any, or in default thereof, the manager.

ARTICLE TWENTY-SIX. – Participation: Only those Shareholders who are the owners of shares recorded in the Register Book of Shareholders within five business days before the date on which the relevant Meeting shall be held may attend such meetings and vote thereat. Shareholders with no voting rights, as well as directors and Managers who are not shareholders, may attend the Meetings and participate thereat.

ARTICLE TWENTY-SEVEN. – Proxies: Shareholders may be represented at the Meetings by any other individual (a proxy), although the latter is not a shareholder. Such proxy shall be granted in writing for the total number of shares, owned by the principal as of the date of the meeting. The form and text of the proxy, and the description of powers shall comply with the provisions set forth by the Reglamento de Sociedades Anónimas.

ARTICLE TWENTY-EIGHT. – Qualified Quorum: The following agreements shall require the vote of 2/3 of the shares issued with voting rights:

ONE: The transformation, split up and merger of the company with or into another company;

TWO: The early dissolution of the company and the establishment of a term of duration;

THREE: Change of principal place of business;

FOUR: The abatement of the capital stock;

FIVE: The approval of the contribution and assessment of non monetary assets;

SIX: The modification of the powers granted to the Shareholders’ Meeting or the restrictions to the powers of the Board of Directors;

SEVEN: The reduction in the number of members of the Board of Directors;

EIGHT: The sale of 50% or more of the assets of the company, including or excluding its liabilities; as well as the making or modification of any business plan that contemplates the sale of assets for an amount in excess of such percentage. To these effects, it is presumed that those transaction carried out by one or more acts related to any corporate assets during any period of twelve consecutive months constitute the same sale transaction;

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NINE: The modification of the way in which corporate benefits are distributed;

TEN: Granting security interests or sureties or personal guaranties to secure third parties’ obligations in excess of 50% of the assets, except if they are subsidiaries, in which case the approval of the Board of Directors shall suffice;

ELEVEN: The acquisition by the company of shares issued by it, under the conditions set forth in sections 27 A and 27 B of the Ley sobre Sociedades Anónimas;

TWELVE: Curing the nullity, caused by formal defects of an amendment to the corporate bylaws that comprises one or more items set forth in this section; and

THIRTEEN: Amendments to bylaws the purpose of which is the creation, modification or deletion of preferences, shall be approved with the vote of 2/3 of the shares of the series involved.

ARTICLE TWENTY-NINE. – Book of Minutes: The discussions and agreements /resolutions carried out or taken at the Meetings shall be recorded in the books of minutes to be kept by the Manager of the Company. The minutes of the meeting shall be signed by the Chairman and Secretary of the Meeting and by three shareholders elected by it, or by the attendees, if less than three. The minutes of the meeting shall be deemed approved as from the date on which it is signed by the individuals mentioned above. Should one of the individuals appointed to sign the minutes of the meeting believes that there are certain inaccuracies or omissions therein, he is entitled to state therein the relevant reservations before signing them.

TITLE VI. – SUPERVISION OF THE MANAGEMENT.

ARTICLE THIRTY. – Auditors: The Regular Meeting shall annually appoint independent External Auditors for the purpose of examining the accounting, inventory, balance sheet and other financial statements, and shall file a written report on his performance with the next Regular Meeting.

ARTICLE THIRTY-ONE. – Information available to the shareholders: The annual report, balance sheet, inventory, minutes, books and reports of External Auditors shall be made available to the shareholders for their examination at the management office of the company during the fifteen days before the date on which the Shareholders’ Meeting shall be held. The shareholders may only require the examination of such documents within the term mentioned above.

TITLE VII. – BALANCE SHEET AND DISTRIBUTION OF PROFITS.

ARTICLE THIRTY-TWO. – Balance Sheet: The company shall prepare a general balance sheet of its transactions as of the 31st. day of December in each year.

ARTICLE THIRTY-THREE. – Annual Report: The Board of Directors may submit to the consideration of the Regular Shareholders’ Meeting a reasoned annual report on the financial condition of the company during the last fiscal year, annexed to the general balance sheet, the statement of profits and losses and the report submitted to such effect by the External Auditors. All such documents shall clearly reflect the financial condition of the company as of the closing date of the fiscal year as well as the relevant profits and losses thereof.

ARTICLE THIRTY-FOUR. – Dividends: Unless otherwise unanimously agreed upon at the Shareholders’ Meeting by the shareholders holding the shares issued with voting rights, the Shareholders’ Meeting shall allocate no less than the 30% of the liquid profits of each fiscal year to be distributed as dividend in cash provided there are no cumulative losses from previous fiscal years. Those shareholders recorded in the Register Book of Shareholders shall be entitled to receive dividends on the fifth business day before the date fixed for the payment thereof.

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ARTICLE THIRTY-FIVE. – Interim Dividends: The Board of Directors may, under the personal responsibility of the directors under the relevant agreement, shall distribute interim dividends during the fiscal year, charged to the profits thereof, provided there are not cumulative losses.

TITLE VIII. – DISSOLUTION AND WINDING UP.

ARTICLE THIRTY-SIX. – Dissolution: The company shall be dissolved for the grounds set forth by the Law.

ARTICLE THIRTY-SEVEN. – Winding up: Once the company has been dissolved, the words “en liquidación” (to be wound up) shall be added to the corporate name, and the Shareholders’ Meeting shall appoint a Committee of three members to wind it up. They shall be elected as set forth in article ten. The Winding-up Committee shall appoint a President from among its members, who shall represent the company. Such Winding-up Committee shall wind up the company subject to and in compliance with the law and the agreements legally corresponding to the Shareholders’ Meeting, without prejudice to the fact that their term of office may be revoked in those cases set forth by the Law. Notwithstanding what has been provided for in the previous sections, the company shall not be wound up if it is dissolved because all the shares are owned by a single individual.

TITLE IX. GENERAL PROVISIONS

ARTICLE THIRTY-EIGHT. – Arbitration: Those disputes that may arise between the company or the Board of Directors and the shareholders, or among them as a consequence of the application, fulfillment or interpretation of this agreement, whether during the life of the company or while the winding-up thereof is pending, shall be settled by a single arbitrator, appointed by the mutual agreement of the interested parties, who shall finally decide thereon out of court and such award shall be final and conclusive. In the absence of any agreement between the parties concerned, the arbitrator shall be appointed by the competent Civil Judge of Santiago, in which case such arbitrator shall be an attorney-in-fact who is or has been a professor of Civil Law or Commercial Law for more than five years of a School of Law acknowledged by the Republic of Chile.

ARTICLE THIRTY-NINE. – Supplementary Rules: The legal or bylaw provisions in force for stock companies shall be applied To all those matters not provided for in these Bylaws, provided they are other than those to be resolved or decided upon by the Shareholders’ Meeting.

PROVISIONAL ARTICLES:

Provisional Article One. – The corporate capital is $386,932,458.000 divided into and represented by 6,520 million of nominative shares of a single series and without face value, has been fully subscribed and paid-up before the extraordinary shareholders’ meeting of the company held on October 26, 2004. Such capital stock has been divided into the number of shares indicated above through an agreement for the redenomination thereof, approved by the general extraordinary shareholders’ meeting of the company held on October 26, 2004, whereby it was agreed that, on the date on which the board of directors was authorized to determine, within the term of 90 days subsequent to the holding of the meeting mentioned above, each of the 1,630 million of shares in which the capital stock was divided as of October 26, 2004 was exchanged by 4 nominative shares of the same and solely existing series and without face value.

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Exhibit C to

Stockholders’ Agreement

FIRST NOMINATIONS: BOARD AND CHAIRMAN AND VICE CHAIRMAN

Board

Stockholder Group I Nominees:	Nicolás Ibáñez Scott, Alberto Eguiguren Correa*

Stockholder Group II Nominees:	Felipe Ibáñez Scott, Jorge Gutierrez Ubill*

WM Nominees:	Craig Herkert, Jose Hernandez, John Aden, Hector Nunez, Wyman Atwell
Chairman and Vice-Chairman

Initial Chairman:	Felipe Ibáñez Scott

Initial Vice-Chairman:	Craig Herkert

*	Subject to replacement contemplated by Section 4.1(a) as may be necessary for compliance with applicable Requirements of Law and/or New York Stock Exchange requirements.

C-1

Exhibit D to

Stockholders’ Agreement

POTENTIAL SECOND DELIBERATION MATTERS

(a) The selection, substitution, compensation, termination, or replacement of the Corporation CEO;

(b) The creation of any Board committees in a manner inconsistent with the terms of this Agreement;

(c) Except as contemplated by the Budget, the entry into any material contract or arrangement for a contract value in excess of US$10,000,000 otherwise than on arm’s length terms;

(d) Engaging in any business other than the Business;

(e) The formation of any Subsidiary or the acquisition of an interest in any other company or joint venture involving a payment or contribution from the Corporation or requiring investment in assets or cash in excess of US$25,000,000;

(f) Except as contemplated by the Budget, the closure of any business operation or disposal of or dilution of the Corporation’s interest in any subsidiaries with asset book value in excess of US$25,000,000;

(g) The making or permitting to be made any material change in the accounting policies and principles adopted by the Corporation in the preparation of its audited and management accounts except as it may be required to ensure compliance with relevant accounting standards or Chilean GAAP or any WM Reporting Requirements;

(h) Except to the extent necessary to avoid any harm, prejudice or other adverse consequences arising out of or relating to any applicable filing deadlines, statute of limitations or other time sensitive matters that could result from any such delay, the taking or initiation of a judicial, administrative or other legal action or proceeding on behalf of the Corporation, including settling or compromising any such claim by or against the Corporation, in excess of US$10,000,000 except (i) actions to collect amounts payable to the Corporation under agreements within the core business, (ii) claims against clients, suppliers and subcontractors in the ordinary course of business, tax actions of any kind, (iii) labor or civil actions in the ordinary course of business;

(i) With respect to any matter to be voted on at a meeting if at such meeting at least four Directors appointed by WM are not present at such meeting;

(j) The adoption of the Operating Plan contemplated by Section 2.2; and

(k) The adoption of the annual Budget contemplated by Section 2.2.

D-1

Exhibit K to

Stockholders’ Agreement

TECHNICAL AND CONSULTING SERVICES AGREEMENT

This TECHNICAL AND CONSULTING SERVICES AGREEMENT (this “Agreement”) is effective as of ____________________ (the “Effective Date”), by and between Distribución y Servicio D&S S.A., a corporation organized and existing under the laws of Chile (the “Company”), and Wal-Mart Stores, Inc., a corporation organized under the laws of the State of Delaware, U.S.A. (“WMSI”). The Company and WMSI are hereinafter collectively referred to as the “Parties” and each may be individually referred to as a “Party.”

RECITALS

WHEREAS, WMSI operates wholesale distribution centers, retail stores and undertakes related activities outside Chile;

WHEREAS, the Company, in connection with the operation of the Business its business, wishes to benefit from certain services and expertise that can be provided by WMSI;

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions upon which WMSI will make available certain technical and consulting services to the Company with respect to the Company’s Business.

NOW, THEREFORE, in consideration of the foregoing, the respective undertakings of the Parties herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Defined and Other Terms.

(a) “Agreement” has the meaning set forth in the first paragraph of this Agreement.

(b) [intentionally blank]

(c) “Affiliate” of a specified Person means a Person that directly or indirectly controls, is controlled by, or is under common control with the Person specified.

(d) The “Business” means the operation by the Company of retail stores, wholesale distribution centers, retail distribution centers, and other related activities within Chile.

(e) “Claim” has the meaning set forth in Section 10(b).

(f) “Company” has the meaning set forth in the first paragraph of this Agreement.

(g) “Confidential Information” has the meaning set forth in Section 6(a).

(h) “Disputes” has the meaning set forth in Section 9.

(i) “Dollars” means dollars, the legal currency of the U.S.A.

(j) “Effective Date” has the meaning set forth in the first paragraph of this Agreement.

(k) “Force Majeure Event” has the meaning set forth in Section 14.

(l) “Fully Loaded Costs” means the amounts paid or incurred by, or on behalf of, WMSI in connection with supplying, directly or indirectly, employees, personnel, equipment and facilities to provide the Services, including, without limitation, the wages, benefits, employment Taxes, insurance premiums and related administrative expenses of employees of WMSI or its Other Affiliates attributable to the performance of the Services requested by the Company and a reasonable allocation of direct and indirect overhead expenses (including equipment, facilities, rent, utilities and any business and occupation or other Taxes attributable to the performance of the Services requested by the Company).

(m) “Governmental Entity” means any national, prefectural, provincial, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

(n) “Loss” or “Losses” means claims, liabilities, damages, losses, costs, expenses (including, but not limited to, settlements, judgments, court costs, and regardless of whether legal proceedings are instituted, reasonable attorneys’ fees), fines, or penalties.

(o) “Other Affiliates” means the Affiliates of WMSI, but excludes the Company.

(p) “Parties” has the meaning set forth in the first paragraph of this Agreement.

(q) “Party” has the meaning set forth in the first paragraph of this Agreement.

(r) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

(s) “Representatives” has the meaning set forth in Section 6(b).

(t) “Services” has the meaning set forth in Section 2(a).

(u) “Taxes” means all taxes, charges, fees, levies, or other assessments, including, but not limited to, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, consumption, payroll, employment, social security (including health, welfare, pension and workman’s accidental compensation insurance), unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, imposed by any taxing authority or other Governmental Entity, domestic or foreign.

(v) “Term” has the meaning set forth in Section 8(a).

(w) “U.S.A.” means the United States of America.

(x) “Wal-Mart” or “WMSI” means Wal-Mart Stores, Inc., a Delaware corporation.

(y) “Wal-Mart Indemnified Parties” has the meaning set forth in Section 10(a).

Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the cabinet orders, ministerial ordinances, rules and regulations promulgated thereunder.

Any reference to “including” or “include” means “including, without limitation” or “include, without limitation,” respectively.

Defined terms may be used in the singular or plural form, as the context requires.

2. Services.

(a) Services. During the Term, subject to the terms and conditions hereof, WMSI shall provide, directly or indirectly to the Company, technical knowledge, know-how, and advice, as the Parties jointly determine (collectively, the “Services”), in connection with the Company’s conduct of business in Chile with respect to, but not limited to, the following functions:

(i)	logistics, including traffic, customs, warehousing, import/export and transportation;

(ii)	marketing;

(iii)	finance;

(iv)	advertising;

(v)	location consultancy;

(vi)	[intentionally blank]

(vii)	merchandising;

(viii)	quality control;

(ix)	training;

(x)	store set-up;

(xi)	exploitation of the Company’s intellectual property, technology and brands;

(xii)	evaluation and determination of the Company’s growth or restructuring, including store openings and closings and potential acquisitions;

(xiii)	day-to-day operations;

(xiv)	retail market analysis; and

(xv)	use of information systems and solutions.

The Parties agree to use their reasonable best efforts to discuss the Services, including the number of personnel and estimated costs of the Services, at least annually with a goal of commencing discussions approximately three (3) months prior to the beginning of each fiscal year of the Company.

(b) [intentionally blank]

(c) Performance of Services. WMSI may, in its sole discretion, (i) perform the Services directly utilizing its own personnel (on a limited basis for specific short-term projects related to the establishment of the Business), equipment, and facilities, (ii) arrange for the performance of such Services by, or through, an Other Affiliate, or (iii) sub-contract with, or retain, a third party to perform such work as WMSI considers necessary or appropriate to carry out or accomplish any or all of the Services. The Company agrees that any Services provided by third parties shall be subject to the terms and conditions of any agreements between WMSI or its Other Affiliates and such third parties, provided that such terms and conditions shall not violate the terms and conditions of this Agreement. Regardless of the location of any of WMSI’s personnel or the location where any Services are delivered, the offices of the Company are not and shall not be available at the disposal of WMSI or affiliates for the conduct of business within Chile.

(d) Scope of Availability of Services. The Services to be made available by WMSI to the Company may also be made available to the Company’s sublicensees or franchisees, if any, in WMSI’s sole discretion, provided that an addendum to this Agreement is executed by the Parties and such sublicensee or franchisee expressly providing for the availability of the Services to such sublicensee or franchisee upon the terms and conditions set forth in this Agreement. WMSI shall at all times have the right, exercisable in its sole discretion, to terminate the right of any sublicensee or franchisee of the Company to obtain or receive the Services.

(e) Access. The Company shall permit reasonable access to its equipment, office space, plants, telecommunications and computer equipment and systems, and any other areas and equipment, provided that such access does not materially adversely affect the

Company’s business. The Company shall ensure observance of all safety and security rules and regulations applicable to the Company’s facilities.

(f) No Exclusive Rights. Notwithstanding anything in this Agreement, none of the Services are to be made available exclusively to the Company or any of its sublicensees or franchisees, if any. WMSI shall not be required to favor the Company’s business and requests for Services over WMSI’s business or the business of its Other Affiliates.

3. Compensation.

(a) Calculation and Payment. In consideration for the Services provided by WMSI pursuant to this Agreement, WMSI shall invoice, and the Company shall pay to WMSI within thirty (30) days of the date of such invoice, a fee equal to the Fully Loaded Costs, plus ten percent (10%), plus all actual, documented costs and expenses (including costs and expenses incurred or paid to third parties in connection with providing the Services, shipping, handling, travel expenses, printing, postage and other payments to third parties).

(b) Method of Payment. All payments hereunder shall be net of all Taxes which the Company is obliged to withhold or deduct by applicable law and shall be made in Dollars by wire transfer to the bank account specified by WMSI in writing from time to time. The Company shall bear all costs of and pay (i) all Taxes incurred or assessed with respect to the Services pursuant to and in accordance with the applicable laws of Chile and (ii) all bank remittance fees regarding the payments required hereunder.

(c) [intentionally blank]

(d) Right to Audit. The Company shall have the right, during WMSI’s normal business hours, upon reasonable prior written notice, to inspect the books and records of WMSI necessary to confirm the fees and expenses charged to the Company under this Agreement, using an independent certified public accountant retained by the Company and reasonably acceptable to WMSI, for the purpose of verifying payments provided or due hereunder. Such independent certified public accountant shall be bound to hold all information in confidence except as necessary to communicate to the Company any underpayment or overpayment by the Company to WMSI. If such examination reveals an underpayment or overpayment, the Party responsible therefore shall promptly pay or credit such amount to the other Party, as appropriate. The fees and expenses of such audit shall be paid by the Company; provided, however, that if an overcharge by WMSI of more than five percent (5%) of the total payments due to WMSI hereunder for any fiscal year is discovered, then such fees and expenses shall be paid by WMSI.

(e) No Offset. The Company shall not offset any amounts due by WMSI or its Other Affiliates pursuant to this Agreement or any other agreements between the Company and WMSI or any of its Other Affiliates against the amounts due to WMSI by the Company pursuant to this Agreement. WMSI shall not offset any amounts due by the Company pursuant to this Agreement or any other agreements between the Company and WMSI or any of its Other Affiliates against the amounts due to the Company by WMSI pursuant to this Agreement.

4. Cooperation.

To the extent permitted by applicable laws, the Company and WMSI shall cooperate with each other and give assistance to each other in order to maximize income and transactional tax efficiencies, including, but not limited to, obtaining the benefit of tax treaties in the form of a reduced withholding tax rate for WMSI and the Company in connection with the Services.

5. Representations and Warranties.

(a) Representations and Warranties of the Company. The Company hereby represents and warrants to WMSI that: the Company is a legal entity duly organized and validly existing under the laws of Chile; the Company has the requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder; this Agreement has been duly executed and delivered by the Company; and this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the applicable laws of bankruptcy, corporate reorganization, civil rehabilitation or other laws affecting the rights of creditors generally.

(b) Representations and Warranties of WMSI. WMSI hereby represents and warrants to the Company that: WMSI is a legal entity duly organized and validly existing under the laws of the State of Delaware, U.S.A.; WMSI has the requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder; this Agreement has been duly executed and delivered by WMSI; and this Agreement constitutes a valid and binding obligation of WMSI, enforceable in accordance with its terms, subject to the applicable laws regarding bankruptcy, corporate reorganization, civil rehabilitation or other laws affecting the rights of creditors generally.

6. Confidential Information.

(a) Scope. For purposes of this Agreement, “Confidential Information” means all non-public information owned or used by a Party and supplied to or obtained by the other Party, whether in oral, electronic or documentary form, during the course of performing its obligations under this Agreement, including trade secrets, proprietary technology, know-how or other non-public or proprietary business or technical information. Confidential Information shall not include information that (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure in violation of this Agreement directly or indirectly by a receiving Party or its Representatives (defined below)), (ii) was available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or its Representatives, provided that such source was not known by the receiving Party to be bound by a confidentiality agreement regarding the disclosing Party, or (iii) can be shown by clear and convincing evidence to have been independently acquired or developed by the receiving Party without violating any of the receiving Party’s obligations.

(b) Use. Each receiving Party shall use Confidential Information solely for the purpose of performing its obligations under this Agreement, and (except as may be required otherwise by applicable law) shall not disclose Confidential Information of a disclosing Party except to its, or its Subsidiaries’, directors, officers and employees and legal, financial or other advisors who need to know such information solely for the purpose of allowing the receiving Party to perform its obligations under this Agreement (the Persons to whom such disclosure is permissible being collectively called “Representatives”). Before disclosing Confidential Information of the disclosing Party to its Representatives, each receiving Party shall inform its Representatives of the confidential nature of the Confidential Information and shall direct its Representatives to comply with the terms of this Section 6. Each Party agrees to be responsible for any breach of this Section 6 by its Representatives.

(c) Certain Disclosures. In the event that a receiving Party or its Representative becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose Confidential Information of a disclosing Party, such receiving Party (to the extent permitted by applicable law) shall provide the disclosing Party with prompt prior written notice of such requirements so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 6. In the event that such protective order or other remedy is not obtained, the receiving Party shall furnish only that portion of the Confidential Information of the disclosing Party that is legally required and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information.

(d) Destruction or Return. Each receiving Party shall, and shall cause its Representatives to, at the request of the disclosing Party, destroy or return the Confidential Information without retaining copies if and when this Agreement is terminated or expires.

(e) Publicity. The Company will not, without first consulting with WMSI in good faith, make any public announcement, directly or indirectly, regarding the transactions contemplated hereby to any Person except as required by law or, with respect to WMSI, the rules of the New York Stock Exchange, Inc. or any other stock exchange on which Wal-Mart’s shares of capital stock are traded or the rules and regulations of the U.S. Securities and Exchange Commission or any other securities law, rule or regulation of the U.S.A.

(f) Survival of Obligations. The provisions of this Section 6 shall survive the termination of this Agreement.

[Section 7 has been omitted intentionally.]

8. Term and Termination.

(a) Term. The “Term” of this Agreement shall commence on the Effective Date and shall continue in full force and effect, unless terminated pursuant to this Section 8, until _______________. The “Term” shall automatically renew for successive two-year periods, unless either party notifies the other of their intent not to renew.

Notwithstanding anything in this Agreement to the contrary, the compensation payable to WMSI pursuant to Section 3 shall be subject to adjustment when necessary to comply with U.S.A., Chilean and O.E.C.D. standards for inter-company pricing, including applicable income tax treaties. Licensor, in its sole discretion, may determine which standards will be applied and how to apply them whenever there is lack of conformity among the standards and or the application of standards by the governments of the U.S.A. and Chile.

(b) Termination for Cause.

(i) Either Party shall have the option, but not the obligation, to terminate this Agreement in its entirety, except as otherwise provided herein, for cause immediately effective upon delivery of notice to the other Party:

(A) if the other Party materially breaches any of its obligations or fails to perform its responsibilities under this Agreement (except for the Company’s failure to make payments when due, which will be governed by Section 8(b)(ii) and either (I) the breaching Party fails to cure such breach or failure within thirty (30) days after receipt of written notice thereof or (II) such breach or failure is not reasonably curable within thirty (30) days after receipt of notice thereof;

(B) except for the Company’s failure to make payments when due, which will be governed by Section 8(b)(ii), if the other Party repeatedly breaches its obligations or fails to perform its responsibilities under this Agreement and such pattern of repeated breaches or failures constitutes a material breach of this Agreement even though the individual breaches or failures have been cured; or

(C) [intentionally blank]

(ii) WMSI shall have the option, but not the obligation, to terminate this Agreement in its entirety, except as otherwise provided herein, immediately effective upon delivery of notice to the Company if the Company fails to pay when due any amounts the Company owes to WMSI under Section 3 or any other Section of this Agreement.

(iii) The Company hereby waives any rights it may have under this Agreement, at law or in equity, to terminate this Agreement for any reason other than those set forth in Sections 8(b)(i), 8(c), 8(d), and 8(e).

(c) Termination at the Option of Either Party. Either Party shall have the option, but not the obligation, to terminate this Agreement in its entirety immediately effective upon delivery of notice to the other Party in the event that pursuant to Section 8(b) the Company shall have no further obligations with respect to Section 8; provided, however that WMSI shall provide the Company at least six (6) months prior written notice.

(d) Termination for Insolvency. Either Party shall have the option, but not the obligation, to terminate this Agreement in its entirety, except as otherwise provided herein, without cause if the other Party (i) becomes insolvent or is unable to meet its debts as they mature, (ii) files a voluntary petition in bankruptcy or seeks reorganization or to effect a plan or other arrangement with creditors generally, (iii) files an answer or other pleading admitting, or fails to deny or contest, the material allegations of an involuntary petition filed against it pursuant to any act of any Governmental Entity relating to bankruptcy, arrangement or reorganization, (iv) shall be adjudicated bankrupt or shall make an assignment for the benefit of its creditors generally, (v) shall apply for, consent to or acquiesce in the appointment of any receiver or trustee for all or a substantial part of its property, (vi) is appointed a receiver or trustee that is not discharged within thirty (30) days after the date of such appointment, (vii) is ordered to suspend business or commence liquidation procedures, (viii) files or has filed against it a petition for private arrangement, bankruptcy, special liquidation, civil rehabilitation, corporate arrangement or corporate reorganization, or (ix) has filed against it a petition for attachment, provisional attachment or provisional disposition, or procedures for the commencement of compulsory execution or disposition of tax and public dues. A Party may exercise its termination option pursuant to this Section 8(d) by delivering to the other Party prior written notice of such termination specifying the termination date, and such termination shall be effective as of such specified termination date.

(e) Cessation of Services to sublicense or franchisee for Insolvency. WMSI shall have the option, but not the obligation, to refuse to provide Services to any sublicensee or franchisee of the Company if such sublicensee or franchisee of the Company (i) becomes insolvent or is unable to meet its debts as they mature, (ii) files a voluntary petition in bankruptcy or seeks reorganization or to effect a plan or other arrangement with creditors generally, (iii) files an answer or other pleading admitting, or fails to deny or contest, the material allegations of an involuntary petition filed against it pursuant to any act of any Governmental Entity relating to bankruptcy, arrangement or reorganization, (iv) shall be adjudicated bankrupt or shall make an assignment for the benefit of its creditors generally, (v) shall apply for, consent to or acquiesce in the appointment of any receiver or trustee for all or a substantial part of its property, (vi) is appointed a receiver or trustee that is not discharged within thirty (30) days after the date of such appointment, (vii) is ordered to suspend business or commence liquidation procedures, (viii) files or has filed against it a petition for private arrangement, bankruptcy, special liquidation, civil rehabilitation, corporate arrangement or corporate reorganization, or (ix) has filed against it a petition for attachment, provisional attachment or provisional disposition, or procedures for the commencement of compulsory execution or disposition of tax and public dues. WMSI may exercise its option pursuant to this Section 8(f) by delivering to the Company and the Subsidiary prior written notice of such cessation of Services identifying the date upon which the provision of Services shall cease and the effective date of termination, and such termination shall be effective as of such specified termination date.

(f) Termination Upon Force Majeure Event. If a Force Majeure Event affecting the Party who is not the non-performing party continues for more than thirty (30) days after the date that notice was delivered pursuant to Section 14, then the Party who delivered notice pursuant to Section 14 shall have the option, but not the obligation, to terminate this Agreement in its entirety, except as otherwise provided herein, by delivering to the other Party prior written notice of such termination identifying the date of termination.

(g) Effect of Termination. All obligations of WMSI under this Agreement to provide Services will cease upon expiration or termination of this Agreement. WMSI shall not be required to provide or make available any termination or transition assistance, or buy back or facilitate the liquidation of equipment, inventory or other assets for the benefit of the Company or any Subsidiary. Termination of this Agreement for any reason under this Section 8 shall not affect or limit, except as expressly provided in this Agreement, any (i) liabilities or obligations of either Party arising before such termination or out of the events causing such termination,

(ii) damages or other remedies to which a Party may be entitled under this Agreement, at law or in equity, arising from any breaches of such liabilities or obligations, or (iii) of the Company’s obligations under Section 6 or Section 15.

9. Dispute Resolution. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the existence, interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including, without limitation, any claim based on contract, tort, statute or constitution (collectively, “Disputes”), the Parties shall negotiate in good faith for a reasonable period of time to settle such Disputes, provided such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed thirty (30) days from the date one of the Parties first provides written notice to the other that a Dispute exists and requests negotiation pursuant to this Section 9. If after such reasonable period the Parties are unable to settle such Dispute (and, in any event, unless otherwise agreed in writing by the Parties, after sixty (60) days have elapsed from the date one of the Parties served notice of a Dispute requesting negotiation pursuant to this Section 9), such Dispute shall be determined, at the request of any Party, by arbitration in accordance with Section 15(a).

10. Indemnification.

(a) Indemnification of Wal-Mart Indemnified Parties. The Company shall indemnify and hold harmless Wal-Mart, WMSI, their Other Affiliates, and their respective officers, directors, employees, shareholders, partners, Representatives, consultants and agents (the “Wal-Mart Indemnified Parties”) from and against any Losses that any of the Wal-Mart Indemnified Parties may sustain or incur arising or allegedly arising in connection with or related to (i) this Agreement, (ii) any amendment to this Agreement, (iii) any additional agreement or (iv) the performance of the Services or additional services requested by, or rendered for the benefit of, the Company, except to the extent such Loss arose out of the gross negligence or willful misconduct of the Wal-Mart Indemnified Parties in the performance or nonperformance of this Agreement.

(b) Notice of Claim. In the event that a Wal-Mart Indemnified Party is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of any Losses (any such third party action or proceeding being referred to as a “Claim”), the Wal-Mart Indemnified Party shall give the Company prompt notice thereof. The failure to give such notice shall not affect any Wal-Mart Indemnified Party’s ability to seek reimbursement unless such failure has materially and adversely affected the Company’s ability to defend successfully a Claim. Except as otherwise provided below, the Company shall be entitled to contest and defend such Claim; provided, that the Company (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention to contest and defend shall be given by the Company to the Wal-Mart Indemnified Party within twenty (20) business days after the Wal-Mart Indemnified Party’s notice of such Claim (but, in all events, at least five (5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Company.

(c) Contesting Claims. Each Wal-Mart Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Wal-Mart Indemnified Party reasonably determines that the Company is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Wal-Mart Indemnified Party, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Wal-Mart Indemnified Party elects to participate in such defense, the Wal-Mart Indemnified Party will cooperate with the Company in the conduct of such defense.

(d) Compromise of Claims. None of the Wal-Mart Indemnified Parties or the Company may concede, settle or compromise any Claim without the consent of both of the Parties. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Wal-Mart Indemnified Parties, which Claim, if decided against any of the Wal-Mart Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Wal-Mart Indemnified Parties, then, in each such case, the Wal-Mart Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Wal-Mart Indemnified Parties do not contest, defend or settle such Claim, the Company shall then have the right to contest and defend (but not settle) such Claim. Notwithstanding any provisions in this Section 10, the Company shall not be liable for any monetary settlement made by the Wal-Mart Indemnifies Parties without the consent of the Company, which consent shall not be unreasonably withheld or delayed.

(e) Other Claims. In the event any Wal-Mart Indemnified Party should have a right of indemnification against the Company that does not involve a Claim, the Wal-Mart Indemnified Party shall deliver a written notice of such claim with reasonable promptness to the Company. If the Company notifies the Wal-Mart Indemnified Party in writing that it does not dispute the claim described in such notice, the Loss in the amount specified in the Wal-Mart Indemnified Party’s notice will be conclusively deemed a liability of the Company and the Company shall pay the amount of such Loss to the Wal-Mart Indemnified Party on demand in immediately available funds. If the Company has not so notified the Wal-Mart Indemnified Party within thirty (30) days after delivery of the said notice by the Wal-Mart Indemnified Party, the Parties shall cause the appropriately designated Persons of each of the Company and the Wal-Mart Indemnified Party to negotiate in good faith a resolution of such Dispute for at least sixty (60) before resorting to an arbitration pursuant to Section 15(a).

11. Consequential and Other Damages. The Wal-Mart Indemnified Parties shall not be liable to the Company, or to any officer, director, employee, shareholder, partner, Representative, consultant or agent of the Company, whether in contract, tort (including negligence and strict liability) or otherwise, for any special, punitive, indirect, incidental or consequential damages whatsoever.

12. NO WARRANTY. NONE OF THE WAL-MART INDEMNIFIED PARTIES MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER WITH RESPECT TO THE SERVICES, INCLUDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR RESULTS TO BE DERIVED FROM THE SERVICES.

13. Limitation of Liability. The Wal-Mart Indemnified Parties shall not be liable for any Losses arising out of any actual or alleged injury, loss or damage of any nature whatsoever in providing or failing to provide the Services to the Company for which it shall be responsible under this Agreement, except to the extent due to the gross negligence or willful misconduct of a Wal-Mart Indemnified Party in (i) the performance or nonperformance of this Agreement or (ii) the provision of or failure to provide any of the Services. In the event WMSI materially breaches any of its obligations under this Agreement, nothing in this Section 13 shall prevent the Company from seeking damages for breach of contract.

14. Excused Performance. Neither Party will be deemed to be in default hereunder, or will be liable to the other, for failure to perform any of its non-monetary obligations under this Agreement for any period and to the extent that such failure results from any event or circumstance beyond that Party’s reasonable control, including acts or omissions of the other Party or third parties, natural disasters, riots, war, acts of terrorism, civil disorder, court orders, acts or regulations of Governmental Entities, labor disputes or failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment or lines, and which a Party could not have prevented by reasonable precautions or could not have remedied by the exercise of reasonable efforts (each, a “Force Majeure Event”). Notwithstanding the foregoing, if a Party cannot perform under this Agreement for an aggregate of ninety (90) days during any calendar period during the Term due to such event or circumstance, the other Party may deliver notice to the non-performing Party describing the effect on it and providing notice of its intention to terminate this Agreement in accordance with Section 8(e).

15. General Provisions.

(a) Governing Law and Disputes. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of New York without regard to any rule or principle of conflict of laws therein contained. Any dispute, claim or controversy arising out of or in connection with this Agreement shall be finally settled by arbitration in accordance with the Rules of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The arbitration shall be conducted in the English language at New York, New York, U.S.A. Judgment for enforcement on the award may be entered by any court of competent jurisdiction.

(b) Compliance with Applicable Law. The Parties shall comply with all applicable laws, rules and regulations, including the Foreign Corrupt Practices Act of the U.S.A.

(c) English Language. This Agreement has been drafted, negotiated and executed in the English language. If the Company has this Agreement translated into another language, such translation shall be at the Company’s own expense and with the understanding that the original English version of this Agreement shall govern. Any document required to be delivered by the Company pursuant to this Agreement, unless otherwise agreed between the Parties, shall be in the English language.

(d) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. A provision that is valid, legal and enforceable shall be substituted for the severed provision.

(e) General Assignment. This Agreement and the rights and obligations hereunder shall not be assigned or delegated by either Party to any other Person (whether by operation of law or otherwise) without the prior written consent of the other Party; provided, however, that WMSI may assign or delegate any or all of its rights and obligations under this Agreement to an Affiliate of WMSI without obtaining the prior consent of the Company. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, if any.

(f) Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the Party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

(g) Specific Performance, Injunctive Relief. Notwithstanding anything to the contrary in this Agreement, the Parties hereto acknowledge that each Party will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the other Party set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to either Party upon any such violation, the other Party shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to such Party at law or in equity.

(h) Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing, in English, and shall be deemed given to a Party when (i) delivered to the appropriate address by hand or by internationally recognized overnight courier service (costs prepaid); (ii) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a Party may designate by notice to the other Party):

Notices to WMSI:

Wal-Mart Stores, Inc.

702 Southwest 8th Street

Bentonville, Arkansas 72716-0130

Attn: Senior Vice President and General Counsel, Wal-Mart International

Facsimile: 479-277-5991

Notices to the Company:

(i) Entire Agreement. This Agreement contains the entire understanding of the Parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings among the Parties, whether written or oral, with respect to the subject matter hereof and constitute a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter hereof.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or e-mail transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

(k) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

(l) Further Assurances. The Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, (iii) to cooperate in order to maximize income and transaction tax efficiency and (iv) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement, including the Company’s cooperation to enable WMSI or its Other Affiliates to make the necessary filings in Chile in connection with this Agreement.

(m) Incorporation of Exhibits. The exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Export Laws. Each Party agrees to comply with all relevant export laws and regulations of the U.S.A. to assure that no product or service is exported, directly or indirectly, in violation of such export laws.

(o) Privacy Laws. The Parties acknowledge and agree that the Company will be and remain the controller of the information provided or made available by the Company pursuant to or in furtherance of this Agreement for purposes of all applicable laws relating to data privacy, trans-border data flow and data protection.

(p) Third Party Beneficiaries. The Parties hereby expressly agree and consent to this Agreement being entered into for the benefit of the Wal-Mart Indemnified Parties for the purposes of Sections 10, 11, 12, and 13. The Company further agrees that any duty or obligation to the Wal-Mart Indemnified Parties stated therein shall, to the fullest extent permitted by law, inure to the benefit of and be deemed to be a duty and obligation to each of the Wal-Mart Indemnified Parties, which benefit shall be fully enforceable by each of those parties.

(q) Disclaimer of Agency; Independent Contractor. This Agreement shall not be deemed to constitute either Party to be the agent of the other. The Company and WMSI acknowledge that WMSI is an independent contractor and shall perform this Agreement solely as an independent contractor. Neither Party has any authority to make any statement, representation, or commitment of any kind or to take any action binding upon the other Party without the other Party’s written consent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.

WAL-MART STORES, INC.

By:

Name:

Title:

By:

Name:

Title:

Exhibit O and Exhibit P

to Stockholders’ Agreement

NOTARIAL RECORD NO.

IRREVOCABLE POWER OF ATTORNEY

PERSON IN [STOCKHOLDER GROUP [    ]]

TO

[CONTROL PERSON [    ]]

KNOW ALL PERSONS BY THESE PRESENTS, that in Santiago, Chile, this [    ] day of [    ], [    ], before me, [    ], Notary Public and Holder of Title to the [    ] Notarial Office of Santiago, with a place of business at [    ], Santiago, personally appeared Mr. [    ], [    ], [    ], [    ], national identification card number [    ], as hereinbelow evidenced for and on behalf of PERSON IN [STOCKHOLDER GROUP [    ]], a company duly organized and validly existing under the laws of [    ], both domiciled for these purposes at [    ], municipal district of [    ], Santiago (“Principal”); and [CONTROL PERSON [    ]], [    ], [    ], [    ], national identification card number [    ], domiciled for these purposes at [    ], municipal district of [    ], Santiago (“Attorney”):

The parties appearing, being of legal age and having evidenced their identities by producing the aforementioned personal documents, hereby set forth as follows:

ARTICLE ONE.- Background.- Principal and Attorney are parties to certain Stockholders’ Agreement dated as of [    ] (the “SHA”), by and between, among others Principal, Attorney and Inversiones Australes Tres Limitada (“IA3”), in respect of the Chilean corporation [    ] (the “Corporation”). Except as otherwise stated, capitalized terms defined in the SHA and used herein without definition shall have the respective meanings assigned to them in the Purchase Agreement. This is the irrevocable power of attorney that Principal agreed to grant to Attorney referred to in Section [    ] of the SHA.-

ARTICLE TWO.- Power of Attorney.- Principal hereby grants Attorney a special irrevocable power of attorney, as broad as required by law, in order that Attorney act on behalf of Principal in connection with the provisions of the SHA as they relate to Principal and such other matters as are reasonably necessary for the consummation of the transactions contemplated thereby including, without limitation, (a) providing notice of names of board designees that may be designated by Principal, (b) exercising consent rights thereunder, (c) reviewing all claims asserted against Principal by the Corporation or IA3, and, to the extent deemed appropriate, dispute, question the accuracy of, compromise, settle or otherwise resolve any and all such claims, (d) to compromising on their behalf with the Corporation or IA3 any claims asserted thereunder, (e) authorizing payments to be made

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with respect to any such claims, (f) to executing and delivering on behalf of Principal any document or agreement contemplated by or necessary or desirable in connection with the SHA and the transactions contemplated thereby, and (g) taking such further actions including coordinating and administering post-closing matters related to the rights and obligations of Principal as are authorized in the SHA. IA3 and the Corporation shall each be entitled to rely on such appointment and treat Attorney as the duly appointed attorney-in-fact of Principal. Attorney hereby accepts the above referenced appointment as attorney in fact and shall exercise all rights hereunder conferred upon Principal.

ARTICLE THREE.- Authority to Contract on One’s Own Behalf and on behalf of Another Party.- Principal hereby expressly authorizes Attorney to contract on its own behalf and on behalf of another party in the exercise of this Power of Attorney if deemed necessary or convenient, and expressly authorizes the same to act simultaneously on behalf of Principal pro se and/or third parties.-

ARTICLE FOUR.- Irrevocability.- The parties appearing expressly declare that this Power of Attorney is irrevocable on the terms set forth in Article 241 of the Code of Commerce.

ARTICLE FIVE.- Domicile and Jurisdiction.- For all legal intents and purposes of this instrument, the parties appearing select their domicile in the city of Santiago and submit to the competent non-exclusive jurisdiction of the courts of law sitting in the district of Santiago, Chile.

ARTICLE SIX.- Governing Law.- The acts and contracts indicated herein are governed by Chilean law.

LEGAL CAPACITIES.- The legal capacity of Mr. [    ] to act for PERSON IN [STOCKHOLDER GROUP [    ]] is evidenced in [    ].

The said legal capacities are not inserted as they are known to the parties appearing and to the undersigned Notary. IN WITNESS WHEREOF and following a reading of these presents, the parties appearing set their hands hereunto. A copy was provided. I attest.

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Exhibit Q to

Stockholders’ Agreement

LIST OF PRINCIPAL OPERATING SUBSIDIARIES

1.	Inversiones D&S Chile Limitada

2.	Comercial D&S S.A.

3.	Inversiones Comerciales D&S Uno Limitada

4.	Inversiones Los Cactus S.A.

5.	Inversiones Las Violetas S.A.

6.	Servicios Financieros D&S S.A.

7.	Administradora de Créditos Comerciales Presto Limitada

8.	Servicios y Administración de Créditos Comerciales Presto S.A.

9.	Sociedad de Servicios de Comercialización y Apoyo Financiero y de Gestión Presto Limitada

10.	Sociedad de Servicios de Marketing MDC Limitada

11.	Servicios de Recaudación Presto Limitada

12.	Corredores de Seguros Presto Limitada

13.	Servicios de Viajes y Turismo Lider Limitada

14.	Presto Telecomunicaciones S.A.

15.	Abarrotes Económicos S.A.

16.	Ekono S.A.

17.	Administradora de Concesiones Comerciales de Hipermercados S.A.

18.	Administradora de Concesiones Comerciales de Supermercados S.A.

19.	Maquinsa Equipamientos S.A.

20.	Distribuidora Comercial Emporium Limitada

21.	Grupo de Restaurantes Chile S.A.

22.	Escuela de Capacitación Técnica Escatec Limitada

23.	Logísitica Transporte y Servicio LTS Limitada

24.	O’Clock S.A.

25.	Desarrollos de la Patagonia S.A.

26.	Rentas e Inversiones Punta Arenas Limitada

27.	Sociedad Anónima Inmobiliaria Terrenos y Establecimientos Comerciales

28.	Sermob S.A.

29.	Rentas e Inversiones Maipú S.A.

30.	Rentas e Inversiones La Dehesa S.A.

31.	Rentas e Inversiones Puente Alto Limitada

32.	Rentas e Inversiones Viña del Mar Limitada

33.	Rentas e Inversiones Antofagasta Limitada

34.	Rentas e Inversiones Gran Avenida Limitada

35.	Rentas e Inversiones Quillota Limitada

36.	Rentas e Inversiones Linares Limitada

37.	Rentas e Inversiones Los Andes Limitada

38.	Rentas e Inversiones Las Rejas Limitada

Q-1